EXHIBIT 99.2

                                  PRESS RELEASE




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                  ENDOVASC ANNOUNCES NEW TRADING SYMBOL - EVSC

            FORWARD 6-FOR-5 STOCK SPLIT AND REINCORPORATION IN NEVADA

MONTGOMERY,  TX  -  MARCH 31, 2003 - ENDOVASC LTD. INC. (OTCBB:ENVC - NEWS) - an
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early-stage  drug  development  company  that  pioneers  new  cardiovascular and metabolic drug therapies, announced today that effective April 1, 2003 it will begin trading on the over-the-counter bulletin board market under the new stock ticker "EVSC" and CUSIP Number 29267B102. The old shares of ENVC will cease to trade effective March 31, 2003. The new stock will begin trading on a post-split 6-for-5 basis on April 1, 2003.

On February 24, 2003, Endovasc Ltd., Inc., a Delaware corporation ("Endovasc Delaware") and Endovasc, Inc. a Nevada corporation ("Endovasc Nevada") entered into an Agreement and Plan of Merger ("Merger Agreement"). The merger, which has been approved by the Board of Directors of each company, was approved by a majority of the holders of the issued and outstanding capital stock of Endovasc Delaware on March 11, 2003, and became effective on March 31, 2003.

Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with Nevada law, Endovasc Delaware shall be merged with and into Endovasc Nevada. As a result of the merger, the outstanding shares of capital stock of Endovasc Delaware shall be converted or canceled in the manner provided in Section 2.01 of the Agreement, the separate corporate existence of Endovasc Delaware shall cease, and Endovasc Nevada will be the surviving corporation in the Merger.

ABOUT  ENDOVASC

Endovasc Ltd. Inc., established in 1996, is an early-stage drug development company that pioneers new cardiovascular and metabolic drug therapies that are designed to deliver and release drugs to their intended targets in an efficient and controlled manner. Endovasc's lead drug candidates include Angiogenix(TM), Liprostin(TM), PROStent(TM) stent-coating technology, biodegradable stents and other drug-delivery stents.

CONTACT:
FOCUS Partners LLC
David Zazoff, 212/752-9445
envc@focuspartners.com


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